BUFFALO GOLD LTD.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

(Unaudited, Prepared by Management)

March 31, 2008

___________________________________________________________________________________________

NOTICE TO READER

These unaudited consolidated financial statements for the first financial quarter ended March 31, 2008 have not been reviewed by our auditors, Davidson & Company LLP, Chartered Accountants. They have been prepared by Buffalo Gold Ltd.’s management in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years except for the adoption of new accounting policies as described in note 3. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2007.

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BUFFALO GOLD LTD.

(A Development Stage Company)

Consolidated Balance Sheets

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	March 31, 2008	December 31, 2007

Assets

Current
Cash	$354,866	$1,064,756
Receivables	1,236,435	999,618
Notes receivable	-	300,000
Marketable securities (note 4)	9,116,159	808,295
Inventories (note 5)	1,235,604	999,107
Prepaid expenses	356,735	207,425

	12,299,799	4,379,201

Deposits	65,303	76,643
Property, plant and equipment (note 6)	4,582,134	4,575,235
Equity investments (note 7)	11,064,104	13,080,514
Exploration properties (note 8)	35,381,405	35,381,405
Development property	48,865,345	47,468,294

	$112,258,090	$104,961,292

Liabilities and Shareholders' Equity

Current
Accounts payable and accruals (note 12)	$4,193,688	$3,863,457
Other current liabilities	2,883,249	2,637,359
Total current liabilities	7,076,937	6,500,816

Long-term liabilities	10,114,826	8,938,157
Asset retirement obligations	4,732,641	4,617,669
Future income taxes	28,604,125	27,508,831

	50,528,529	47,565,473

Shareholders' equity
Share capital (note 9)
Authorized
Unlimited common shares without par value
Issued and outstanding
106,897,260 (2007 – 97,793,619) common shares	85,251,500	81,664,255
Share subscriptions received	-	211,500
Contributed surplus	10,606,086	10,383,086
Accumulated other comprehensive loss	4,562,144	(413,642)
Deficit	(38,690,169)	(34,449,380)

	61,729,561	57,395,819

	$112,258,090	$104,961,292

Continuance of operations (note 2)

Subsequent events (note 14)

On behalf of the board of directors
“Brian McEwen”		“James Stewart”
Brian McEwen	Director	James Stewart	Director

The accompanying notes are an integral part of these consolidated financial statements.

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Buffalo Gold Ltd. Q1 March 31, 2008 Financials

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Consolidated Statements of Operations

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended March 31
	2008	2007

Exploration expenses (note 8)	$1,220,909	$3,439,864

Administrative Expenses
Amortization	2,915	3,554
Consulting fees (note 12)	246,162	210,412
Investor relations	149,648	137,850
Listing, filing and transfer fees	50,515	20,581
Office and miscellaneous	169,981	1,741
Professional fees (note 12)	47,225	63,836
Rent (note 12)	58,125	28,689
Salaries	265,577	17,427
Stock-based compensation	-	-
Travel and promotion	51,285	108,134
	1,041,433	592,224

Loss before other items	(2,262,342)	(4,032,088)

Other Items
Equity loss in investees	(1,085,052)	-
Gain on partial disposition of equity investment	567,473	-
Foreign exchange gain (loss)	(1,465,171)	46,670
Other loss	(37,670)	(1,507)
Interest expense	(4,735)	-
Interest income	8,534	158,951

Loss before income taxes	(4,278,963)	(3,240,749)
Future income tax recovery	38,174	79,000
Loss for the period	(4,240,789)	(3,161,749)

Other comprehensive income (loss)
Net unrealized gain (loss) on available for sale securities	4,975,786	(742,502)

Comprehensive income (loss) for the period	$734,997	(3,904,251)

Loss per share, basic and fully diluted	$(0.04)	$(0.06)

Weighted average number of shares outstanding
Basic and fully diluted	105,096,829	50,913,159

The accompanying notes are an integral part of these financial statements

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Buffalo Gold Ltd. Q1 March 31, 2008 Financials

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended March 31
	2008	2007

Cash Flows From (Used In) Operating Activities
Loss for the period	$(4,240,789)	$(3,161,749)

Items not involving cash
Stock-based compensation	-	-
Loss (gain) on sale of marketable securities	-	-
Gain on sale of mineral properties	(567,473)	-
Unrealized foreign exchange loss (gain)	1,778,672	-
Amortization	2,915	3,554
Future income taxes	(38,174)	(79,000)
Equity loss in investees	1,085,052	-

Changes in non-cash working capital items:
Decrease (increase) in receivables	(119,336)	77,428
Decrease (increase) in prepaid expenses	(131,097)	43,369
Decrease (increase) in inventory	(102,577)	-
Increase (decrease) in accounts payable and accrued liabilities	221,970	(204,679)

Net cash provided by (used in) operating activities	(2,110,837)	(3,321,077)

Cash Flows Used In Financing Activities
Issuance of shares for cash	3,885,300	257,341
Share issue costs	(559,660)	-
Sale of equity investment	1,382,640	-

Net cash used in financing activities	4,708,280	257,341

Cash Flows Used in Investing Activities
Purchase of marketable securities	-	(6,702,431)
Sale of marketable securities	-	16,442,309
Equipment purchases	(9,814)	(2,036)
Purchase of equity investments	(2,289,800)	-
Expenditures on development properties	(1,397,051)	-
Loan repayment by related party	300,000	-
Deposit	11,340	(9,216)

Net cash used in investing activities	(3,385,325)	9,728,626

Foreign exchange gain(loss) on cash held in foreign currency	77,992	(1,492)

Change in cash and cash equivalents during the period	(709,890)	6,663,398

Cash and cash equivalents, beginning of period	1,064,756	1,368,597

Cash and cash equivalents, end of period	$354,866	$8,031,995

The accompanying notes are an integral part of these financial statements

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Buffalo Gold Ltd. Q1 March 31, 2008 Financials

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Consolidated Statements of Shareholders’ Equity

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Number of shares	Share capital	Share subscriptions received	Contributed surplus	Accumulated other comprehensive loss	Deficit	Total shareholders’ equity

Balance, December 31, 2006	46,423,539	$ 40,045,572	$ -	$ 5,990,160	$ -	$ (19,993,344)	$ 26,042,388
Issuance of shares to Longview	17,000,000	15,298,000	-	-	-	-	15,298,000
Issuance of shares to Madison	3,521,648	3,375,502	-	-	-	-	3,375,502
Share subscriptions received	-	-	211,500	-	-	-	211,500
Exercise of share purchase warrants – cash	280,456	195,618	-	-	-	-	195,618
Fair value of warrants exercised	-	82,712	-	(82,712)	-	-	-
Exercise of stock options – cash	300,000	124,515	-	-	-	-	124,515
Fair value of options exercised	-	110,438	-	(110,438)	-	-	-
Share issue costs reimbursement	-	503	-	-	-	-	503
Stock option award	-	-	-	1,377,076	-	-	1,377,076
Purchase of Sargold Resource Corporation	21,597,976	18,803,000	-	3,209,000	-	-	22,012,000
Private placement	8,670,000	3,901,500	-	-	-	-	3,901,500
Offering costs - cash	-	(273,105)	-	-	-	-	(273,105)
Unrealized loss on marketable securities	-	-	-	-	(413,642)	-	(413,642)
Loss for the year	-	-	-	-	-	(14,456,036)	(14,456,036)
Balance, December 31, 2007	97,793,619	81,664,255	211,500	10,383,086	(413,642)	(34,449,380)	57,395,819

Share subscriptions completed	-	-	(211,500)	-	-	-	(211,500)
Private placement	9,104,001	4,096,800	-	-	-	-	4,096,800
Offering costs - cash	-	(286,555)	-	-	-	-	(286,555)
Offering costs- non-cash	-	(223,000)	-	223,000	-	-	-
Unrealized loss on marketable securities	-	-	-	-	4,975,786	-	4,975,786
Loss for the period	-	-	-	-	-	(4,240,789)	(4,240,789)

Balance, March 31, 2008	106,897,620	$ 85,251,500	$ -	$ 10,606,086	$ 4,562,144	$ (38,690,169)	$ 61,729,561

The accompanying notes are an integral part of these financial statements.

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Buffalo Gold Ltd. Q1 March 31, 2008 Financials

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Three Months Ended March 31, 2008

(Unaudited, Prepared by Management)

1.

BASIS OF PRESENTATION

These consolidated financial statements include the accounts of Buffalo Gold Ltd. and all of its subsidiaries and investments. Buffalo Gold Ltd. and its subsidiaries are collectively referred to as the “Company”. The principal subsidiaries and investments of the Company and their geographic locations at March 31, 2008 are listed below:

Entity	Location	Ownership Interest	Status
Sardinia Gold Mines SPA (“SGM”)	Italy	100%	Consolidated
SGM Ricerche SPA (“SGM Ricerche”)	Italy	100%	Consolidated
Madison Enterprises (PNG) Ltd. (“Madison PNG”)	Papua New Guinea	60%	Consolidated
Gold FX Limited (“Gold FX”)	Australia	100%	Consolidated
Canon Investments Pty Ltd. (“Canon”)	Australia	100%	Consolidated
Bondi Mining Limited (“Bondi”)	Australia	42%	Equity investment
AMI Resources Inc. (“AMI”)	Ghana	22%	Equity investment

Buffalo Gold Ltd. is an Alberta Corporation engaged in the business of the acquisition, exploration, development of mineral properties, with the primary aim of developing properties to a stage where they can be exploited for a profit. The Company adds value by investing in strategic companies and developing assets through exploration moving towards the overall strategy of becoming a mid-tier gold producer. The Company’s shares are listed on the TSX Venture Exchange (the “Exchange”) and, accordingly, the Company is subject to restrictions on share issuances and certain types of payments as set out in Exchange policies. The Company’s shares are also listed on the Over the Counter market (“OTC”) in the United States and the Frankfurt Stock Exchange in Germany.

2.

CONTINUANCE OF OPERATIONS

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) and the ongoing assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. The Company has a history of operating losses and it had a working capital deficiency of $5,222,862 at March 31, 2008 (December 31, 2007 - $2,121,615). The Company intends to undertake exploration and development programs that will require the Company to raise further funds or sell assets. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have been primarily funded by the issuance of share capital and debt. Continued operation of the Company is dependent on the Company's ability to complete additional equity financings or generate profitable operations in the future. Such financings may not be available or may not be available on reasonable terms.

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Buffalo Gold Ltd. Q1 March 31, 2008 Financials

____________________________________________________________________________________________________________

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Three Months Ended March 31, 2008

(Unaudited, Prepared by Management)

3.

ADOPTION OF ACCOUNTING POLICIES

Accounting policies to be implemented effective January 1, 2008

Two new CICA Handbook sections, 3862, Financial Instruments – Disclosure and 3863, Financial Instruments – Presentation, will replace Section 3861, Financial Instruments – Disclosure and Presentation. These new sections incorporate many of the disclosure requirements in the existing section, but place an increased emphasis on disclosure about risk, including both qualitative and quantitative information about the risk exposures arising from financial instruments.

Section 1535, Capital Disclosures establishes disclosure requirements about the Company’s objectives, policies and processes for managing capital, as well as quantitative information about the capital.

Section 3031, Inventories, which replaces the existing Section 3030, establishes standards for the measurement and disclosure of inventories. The new standard provides more extensive guidance on the determination of cost, including allocation of overhead, requires impairment testing and expands the disclosure requirements. The adoption of Section 3031 will not have a material impact on the Company’s consolidated financial position and results of operations.

Accounting policies to be implemented effective January 1, 2009

In February 2008, the CICA issued Section 3064, Goodwill and Intangible Assets, which replaces Section 3062, Goodwill and Other Intangible Assets and Section 3450, Research and Development Costs. Various changes have been made to other sections of the CICA Handbook for consistency purposes. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The new Section will be applicable to the Company’s financial statements for its fiscal year beginning January 1, 2009. The Company is currently evaluating the impact of the adoption of this new Section on its consolidated financial statements.

International Financial Reporting Standards (“IFRS”)

In 2006, the Canadian Accounting Standards Board (“AcSB”) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five year transitional period. In February 2008, the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada’s own GAAP and the date for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The transition date of January 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ended December 31, 2010. While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonable estimated at this time.

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Buffalo Gold Ltd. Q1 March 31, 2008 Financials

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Three Months Ended March 31, 2008

(Unaudited, Prepared by Management)

4.

MARKETABLE SECURITIES

At March 31, 2008, the Company held the following available-for-sale securities:

		Cost	Market Value
Solomon Gold plc	Common shares	$ 318,999	$ 159,175
Gold Aura	Common shares	390,628	170,984
Kinbauri Gold Corp.	Common shares	6,501,640	8,786,000
		$ 7,211,267	$ 9,116,159

At December 31, 2007, the Company held the following available-for-sale securities:

		Cost	Market Value
Solomon Gold plc	Common shares	$ 318,999	$ 160,524
AMI Resources Inc.	Common shares	670,782	361,375
Gold Aura Limited	Common shares	390,628	286,396
		$1,380,409	$ 808,295

5.

INVENTORIES

	March 31, 2008	December 31, 2007

Gold doré bars	$-	$77,945
Work in progress	659,950	505,553
Materials and supplies	575,654	415,609
	$1,235,604	$999,107

6.

PROPERTY, PLANT AND EQUIPMENT

	March 31, 2008			December 31, 2007
	Cost	Accumulated Amortization	Net Book Value	Net Book Value

Land	$ 729,730	$ -	$ 729,730	$ 729,730
Buildings	978,754	-	978,754	978,754
Machinery and equipment	1,138,904	-	1,138,904	1,129,108
Vehicles	1,701,893	-	1,701,893	1,701,893
Computer equipment	41,060	25,130	15,930	17,746
Computer software	29,581	22,929	6,652	7,602
Furniture and fixtures	15,892	5,621	10,271	10,402
	$ 4,635,814	$ 53,680	$ 4,582,134	$ 4,575,235

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Buffalo Gold Ltd. Q1 March 31, 2008 Financials

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Three Months Ended March 31, 2008

(Unaudited, Prepared by Management)

7.

EQUITY INVESTMENTS

Kinbauri Gold Corp.

Balance, December 31, 2007	$4,465,152
Equity in loss for the period	(665,794)
Sale of shares	(815,167)
Transfer to marketable securities	(2,984,191)
Balance, March 31, 2008	$-

At December 31, 2007, the Company held 26% of the issued common shares of Kinbauri. In the quarter ended March 31, 2008, the Company sold 2,400,000 shares of Kinbauri for net proceeds of $1,382,640. At February 28, 2008 the Company shareholding in Kinbauri fell below 20% and Kinbauri ceased to be an equity investee.

Bondi Mining Ltd.

Balance, December 31, 2007	$8,615,362
Equity in loss for the period	(287,258)
Balance, March 31, 2008	$8,328,104

At March 31, 2008 Company held 42% of the issued common shares of Bondi.

AMI Resources Inc.

In May 2007, the Company acquired 1,445,500 shares of AMI, a publicly traded company, at a cost of $670,782. Longview Capital Partners Incorporated (“Longview Incorporated”), a company with an officer and a director in common with the Company, is a significant shareholder of AMI.

In January 2008, the Company acquired 5,724,500 common shares of AMI at a price of $0.40 per share in a private transaction with Longview Incorporated. As a result of this transaction, the Company now owns 7,170,000 common shares, representing approximately 22% of AMI’s issued and outstanding share capital.

Balance, December 31, 2007	$-
Purchase of shares and warrants	2,868,000
Equity in loss for the period	(132,000)
Balance, March 31, 2008	$2,736,000

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Buffalo Gold Ltd. Q1 March 31, 2008 Financials

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BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Three Months Ended March 31, 2008

(Unaudited, Prepared by Management)

8.

EXPLORATION PROPERTIES

The carrying values of the Company’s mineral properties were:

	December 31, 2007	Additions	Disposals	Write-off	March 31, 2008

Gold
Furtei	$-	$-	$-	$-	$-
Osilio	2,987,597	-	-	-	2,987,597
Monte Ollasteddu	1,000,000	-	-	-	1,000,000
Mt. Kare	27,535,873	-	-	-	27,535,873
Corridors	3,086,348	-	-	-	3,086,348
Oakland Park	-	-	-	-	-
Golden Gate	771,587	-	-	-	771,587
Cadarga	-	-	-	-	-
Palmer River	-	-	-	-	-

Silver and base metals
Woodmurra and Callabonna	-	-	-	-	-
Red River	-	-	-	-	-
	$35,381,405	$-	$-	$-	$35,381,405

The Company incurred exploration expenses as follows:

	March 31, 2008	March 31, 2007

Drilling and sampling	$ 64,110	$ 943,260
Geological, geochemical, geophysics	154,788	423,059
Communications	75,393	49,380
Helicopter and transport	345,233	899,568
Salaries	152,227	148,190
Fuel	17,117	153,671
Land use permits	61,377	152,686
Accommodation and meals	52,152	105,251
Supplies	59,161	-
Automotive	-	108,855
Legal fees	23,424	34,134
Travel	31,214	54,724
Consulting	128,817	282,305
General	55,896	84,781

Total	$ 1,220,909	$ 3,439,864

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Buffalo Gold Ltd. Q1 March 31, 2008 Financials

____________________________________________________________________________________________________________

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Three Months Ended March 31, 2008

(Unaudited, Prepared by Management)

8.

EXPLORATION PROPERTIES (CONTINUED)

The Company’s exploration expenditures (recoveries) by property were:

	March 31, 2008	March31, 2007

Gold
Osilo	$-	$-
Monte Ollasteddu	-	-
Mt. Kare	1,124,336	3,197,449
Corridors	10,873	7,542
Oakland Park	18,536	-
Golden Gate	1,091	-
Cadarga	-	-
Palmer River	-	-
Other	51,009	70,915
	1,205,845	3,275,906

Uranium
Angela and Pamela	-	-
Maureen North	-	142,755
Juntala	-	-
Murphy	-	8,522
Eromanga	-	306
	-	151,583

Nickel
Hannah 1	838	8,395
Rawlinna	774	-
	1,612	8,395

Silver and base metals
Woodmurra and Callabonna	1,802	-
Red River	11,650	3,980
	13,452	3,980

	$1,220,909	$3,439,864

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Buffalo Gold Ltd. Q1 March 31, 2008 Financials

____________________________________________________________________________________________________________

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Three Months Ended March 31, 2008

(Unaudited, Prepared by Management)

9.

SHARE CAPITAL

In January 2008, the Company completed the second tranche of a brokered private placement of 9,104,001 units at a price of $0.45 per unit to generate gross proceeds of $4,096,800 of which $211,500 was received in 2007. Each unit comprises one common share and a half-warrant with each full warrant exercisable to purchase a common share at $0.75 for a period of two years. The Company incurred cash offering costs of $474,078. In addition, the Company issued 1,114,711 broker warrants.

10.

STOCK OPTIONS

The Company has an incentive stock option plan (the “Plan”) to grant options to directors, officers, employees and consultants of the Company. The maximum number of shares reserved for issuance under the Plan may not exceed 10% of the issued share capital of the Company. Under the Plan, the exercise price of each option may not be less than the market price of the Company’s shares at the date of grant. Options granted under the Plan have a term not to exceed five years and vesting provisions are determined by the board of directors.

The change in stock options outstanding is as follows:

	March 31, 2008		March 31, 2007
	Stock Options Outstanding	Weighted Average Exercise Price US$	Stock Options Outstanding	Weighted Average Exercise Price US$

Balance, January 1	8,387,262	0.74	3,698,500	1.14

Granted	-	-	-	-
Exercised	-	-	(250,000)	0.35
Expired or forfeited	(1,760,190)	0.71	-	-
Balance, March 31	6,627,072	0.75	3,448,500	1.20

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Buffalo Gold Ltd. Q1 March 31, 2008 Financials

____________________________________________________________________________________________________________

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Three Months Ended March 31, 2008

(Unaudited, Prepared by Management)

11.

WARRANTS

At March 31, 2008, the following share purchase warrants were outstanding:

Exercise Price	Number of Financing Warrants	Number of Broker Warrants	Expiry Date
$0.75	4,335,000	-	December 12, 2009
$0.75	4,552,001	1,114,711	January 18, 2010
US$0.86	1,428,571	-	June 5, 2009
US$0.86	428,572	2,142,857	June 12, 2009
US$1.03	1,150,000	1,314,286	July 28, 2008
US$1.25	1,552,500	159,584	April 3, 2008
US$2.10	-	1,137,870	September 25, 2008
US$2.25	5,714,350	-	September 25, 2008
	19,160,994	5,869,308

The change in share purchase warrants outstanding is as follows (where applicable, Canadian dollar denominated amounts have been converted to US dollars at prevailing exchange rates):

	Financing Warrants		Broker Warrants
	Warrants Outstanding	Weighted Average Exercise Price	Warrants Outstanding		Weighted Average Exercise Price
At January 1, 2008	14,608,993	US$ 1.43	4,754,597	-	US$ 1.23
Issued	4,552,001	US$ 0.74	1,114,711	-	US$ 0.74
Expired	-	-	-	-	-
Exercised	-	-	-	-	-
At March 31, 2008	19,160,994	US$ 1.27	5,869,308	-	US$ 1.14

12.

RELATED PARTY TRANSACTIONS

The Company incurred the following expenses with officers, a former officer, directors, a former director, companies and a law firm in which officers or directors of the Company, or their spouses, hold an interest:

	Three Months Ended March 31
	2008	2007
Consulting fees	$ 125,160	$ 291,046
Professional fees	30,000	-
Exploration expenses	39,955	-
Investor relations	38,540	37,500
Rent and office costs	20,850	13,155
Property evaluation	-	30,159
	$ 254,505	$ 371,860

____________________________________________________________________________________________________________

Buffalo Gold Ltd. Q1 March 31, 2008 Financials

____________________________________________________________________________________________________________

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Three Months Ended March 31, 2008

(Unaudited, Prepared by Management)

12.

RELATED PARTY TRANSACTIONS (CONTINUED)

Included in accounts payable at March 31, 2008 is $231,880 (December 31, 2007 - $249,675) due to officers, directors and consulting companies in which officers or directors hold an interest.

These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

13.

CAPITAL MANAGEMENT

The Company considers that its capital comprises shareholders' equity and long-term liabilities. The Company's objectives in managing capital are to ensure that it has sufficient funds to support the development of a gold exploration and mining company and maintain creditor confidence; and to safeguard the Company’s ability to obtain financing when the need arises.

The Company does not have any externally or internally imposed capital requirements. In maintaining its capital, the Company has a strict investment policy which includes investing surplus cash only in highly liquid, highly rated financial instruments. The Company regularly reviews its capital management approach. There were no changes in the Company’s approach to capital management during the period.

14.

SUBSEQUENT EVENT

In April 2008, the Company gave notice to Madison Minerals Inc. (“Madison”) that the Company wishes to implement a joint venture at the Mt. Kare project in Papua New Guinea following a 90-day notice period. The Company currently has a 60% interest in the Mt. Kare project and Madison has 40%. Madison and the Company collectively hold a 10% interest in trust for the local landowners, which is included in their interests. The Company and Madison will have to contribute on a pro rata basis to the project costs or their ownership interests will be diluted. Madison has indicated that it will not be contributing to the joint venture and will be subject to dilution.

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Buffalo Gold Ltd. Q1 March 31, 2008 Financials

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